Exhibit 99.1

Esports Entertainment Group, Inc.

 Audit Committee Charter

Purpose

The Audit Committee (“Committee”) of Esports Entertainment Group, Inc. (“Company”) is appointed by the Board of Directors (“Board”) to discharge the Board’s responsibilities relating to oversight of the following:

●	The integrity of the Company’s financial statements and financial reporting processes;

●	The Company’s internal accounting systems, financial and operational controls;

●	The qualifications and independence of the independent auditor;

●	The performance of the Company’s Internal Audit function and the independent auditor; and,

●	The Company’s compliance with the Code of Business Ethics, and legal and regulatory requirements.

In fulfilling its duties, the Committee will maintain free and open communication between the Board, the independent auditor, Internal Auditors and management of the Company.

Committee Membership

The Committee will be composed of at least three directors, two of whom satisfy the definition of “independent” under the listing standards of the NASDAQ.

In addition, members of the Committee may not accept any consulting, advisory, or other compensatory fee from the Company (other than in their capacity as a member of the Board or one or more of the Board’s committees) and may not be affiliated persons of the Company or its subsidiaries.

All Committee members will be financially literate and will have sufficient knowledge of financial matters to enable them to carry out the responsibilities of the Committee. At least one member of the Committee will be a “financial expert”.

The Committee members will be appointed by the Board and may be remsoved by the Board in its discretion.

Meetings

The Committee shall meet as often as its members deem necessary to perform the Committee’s responsibilities. A majority of the Committee will comprise a quorum when all Committee members are unable to attend a meeting.

Committee Authority and Responsibilities

The Committee shall have the authority to investigate any matter brought to its attention, with full access to all relevant records, property and personnel of the Company, and with the authority to retain outside counsel or other experts and advisors as it determines necessary.

The Company will provide appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor or any other registered public accounting firm engaged for the purposes of preparing or issuing an audit report or performing other audit, review or attestation services for the Company; compensation to any other advisers engaged by the Committee; and, ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

The Committee will make regular reports to the Board and will propose any necessary action to the Board. The Committee will review and reassess the adequacy of this Charter at least annually and recommend any proposed changes to the Board for approval. The Committee will at least annually evaluate its own performance to determine whether or not it is functioning effectively.

The primary responsibility of the Committee is to oversee the Company’s financial reporting process and report the results of its activities to the Board. Management is responsible for preparing the Company’s financial statements and the independent auditor is responsible for auditing those financial statements. In carrying out its responsibilities, the Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and with the objective of assessing whether the Company’s accounting and financial reporting practices are in accordance with all requirements and are of the highest quality.

While the Committee has the specific responsibilities set forth in this Charter, the Committee does not regularly conduct audits or investigations to determine that the Company’s financial statements are complete and accurate and in compliance with generally accepted accounting practices.

The following represent the primary recurring duties and responsibilities of the Committee in carrying out its oversight responsibilities:

A.	Independent Auditor

●	The Committee is directly responsible for the appointment and termination (subject, as applicable, to shareholder ratification), compensation and oversight of the work of the independent auditor, including resolution of disagreements between management and the auditor regarding financial reporting. The Committee will, at least annually, evaluate the independent auditor’s qualifications, performance and independence, taking into account the opinions of management and Internal Audit. Such evaluation will include the review and evaluation of the experience and qualifications of the senior members of the independent auditor team.

●	The_ Committee will pre-approve all audit and non-audit services provided by the independent auditor unless such services are considered de-minimus audit-related services and acceptable under !he Company’s independent auditor policy. The Committee may delegate pre-approval authority to a m m_ber of the Committee. The decisions of any Committee member to whom pre-approval authority Is delegated must be presented to the full Committee at its next scheduled meeting.

●	At least annually, the Committee will obtain and review a report by the independent auditor describing:

1.	The firm’s internal quality control procedures.

2.	Any material issues raised by:

●	The most recent internal quality control review, reviews performed by, or any other peer review of the firm,

●	Any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and

●	Any steps taken to deal with any such issues.

3.	All relationships between the independent auditor and the Company to assess the auditor’s independence.

●	The Committee will also establish for the Company clear hiring policies for employees or former employees of the independent auditor.

B.	Audit Processes and Reporting

●	The Committee will meet with Internal Auditor, the independent auditor and appropriate management of the Company to review the overall scope and plans for their respective audits, including the adequacy of staffing and compensation.

●	The Committee will also meet with these groups to discuss the adequacy and effectiveness of the Company’s accounting, financial and other internal controls, including the Company’s policies and procedures to assess, monitor and manage legal and ethical compliance programs, including the Code of Business Ethics.

●	The Committee will also discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

●	Further, the Committee will meet separately with management Internal Auditor and the independent auditor periodically, to discuss the results of their examinations and whether there were any audit problems encountered during their work or with management’s responses.

●	The Committee will review:

1.	Reports from the independent auditor on the critical policies and practices of the Company, and all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management;

2.	Management’s assertion on its assessment of the effectiveness of internal controls as of the end of the most recent fiscal year and the independent auditor’s report on management’s assertion as required;

3.	All material written communications between the independent auditor and Internal Auditor, such as the management letter or accounting adjustments that were noted or proposed by the independent auditor, but were not adopted or reflected; and,

4.	Any material communications between the independent auditor team and the independent auditor’s national office regarding auditing or accounting issues presented by the engagement.

●	The Committee will discuss with the independent auditor and Internal Auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures and aggregate contractual obligations on the Company’s financial statements.

●	The Committee will review the interim financial statements with management and the independent auditor prior to the filing of the Company’s Quarterly Reports. Also, the Committee will discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditor under generally accepted auditing standards. The Chairman or a designee of the Committee may represent the entire Committee for purposes of this review. Further, the Committee will review and discuss earnings press releases, including the use, if any, of “pro-forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies with management and the independent auditor.

●	The Committee will review with management and the independent auditor the financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of operations, to be included in the Company’s Annual Reports. The Committee will also review with management and the independent auditor their judgments about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. Additionally, the Committee will discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditor under generally accepted auditing standards. Following completion of the annual audit, the Committee will review the independent auditor’s recommendations to management as well as the results of procedures performed.

●	The Committee will prepare its report to be included in the Company’s annual proxy statements.

Committee members are prohibited from: (a) taking advantage of opportunities related to the Company’s business; (b) using the Company’s property, information, or position for personal gain; or (c) competing with the Company for business opportunities; provided, however, if the Company’s disinterested directors determine that the Company will not pursue such opportunity, the individual may take the opportunity after disclosure of all material.

C.	Other

●	The Committee will establish procedures for the receipt, retention and treatment of complaints received regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. In addition, if appropriate, the Committee will receive corporate attorneys’ reports of evidence of material violations of securities laws or breaches of fiduciary duty.

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